REGAL REXNORD CORPORATION
SIGNIFICANT SUBSIDIARIES
AS OF
December 31, 2024

Significant Subsidiary	State/Country of Incorporation
A&S Industry Technology (Tianjin) Co., Ltd.	China
American Precision Industries Inc.	Delaware
Ameridrives International LLC	Delaware
Arrowhead Systems, LLC	Wisconsin
Ball Screws & Actuators Co. Inc.	California
Bauer Gear Motor GmbH	Germany
Boston Gear LLC	Delaware
Cambridge International, Inc.	Delaware
Centa-Antriebe Kirschey GmbH	Germany
Formsprag LLC	Delaware
Inertia Dynamics, LLC	Delaware
Kollmorgen Automation AB	Sweden
Kollmorgen Corporation	New York
Land Newco, Inc.	Delaware
Motion Engineering Incorporated	California
Nook Industries LLC	Nevada
Portescap India Private Limited	India
Regal Beloit America, Inc.	Wisconsin
Regal Beloit Canada ULC	Canada
Regal Beloit Italy SpA (fka Nicotra Gebhardt SpA)	Italy
Regal Switzerland Manufacturing GmbH	Switzerland
Rexnord FlatTop Europe B.V.	the Netherlands
Rexnord FlatTop Europe S.r.l.	Italy
Rexnord I.H. B.V.	the Netherlands
Rexnord Industries, LLC	Delaware
Rexnord Kette GmbH	Germany
Stromag GmbH	Germany
Svendborg Brakes ApS	Denmark
TB Wood's Incorporated	Pennsylvania
Thomson Industries, Inc.	New York
Thomson Linear LLC	Delaware
Tollo Linear AB	Sweden
Warner Electric LLC	Delaware